Exhibit (h)(6)(iii)

AMENDMENT

To

Transfer Agency Agreement

Between

HSBC Funds

And

Boston Financial Data Services, Inc.

This Amendment is made as of this 18th day of May, 2017, between the HSBC Funds, each of the entities individually and not jointly, as listed on Schedule A to the Agreement (each, the “Fund” or a “Fund’’ and collectively, the “Funds”) and Boston Financial Data Services, Inc. (the “Transfer Agent”). In accordance with Section 15.1 (Amendment) and Section 16 (Additional Portfolios/Funds) of the Transfer Agency and Service Agreement dated July 15, 2016, as amended (the “Agreement”), the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.	Schedule A. The current Schedule A to the Agreement is hereby replaced and superseded with the Schedule A attached hereto, effective as of May 18, 2017; and

2.	All defined terms and definitions in the Agreement shall be the same in this Amendment (the “May 18, 2017 Amendment”) except as specifically revised by this Amendment; and

3.	Except as specifically set forth in this May 18, 2017 Amendment, all other terms and Conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this May 18, 2017 Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first above written.

HSBC FUNDS, Each of the Entities, Individually and Not Jointly, as Listed on Schedule A	BOSTON FINANCIAL DATA SERVICES, INC.

By: /s/ Richard A. Fabietti	By: /s/Richard J. Johnson

Name: Richard A. Fabietti	Name: Richard J. Johnson

Title: President	Title: Managing Director
As an Authorized Officer on behalf of each of the Funds indicated on Schedule A

Exhibit (h)(6)(iii)

SCHEDULE A

HSBC Funds

Dated: May 18, 2017

	Type of Entity	Jurisdiction

HSBC U.S. Government Money Market Fund	Series of a Delaware statutory trust	State of Delaware
HSBC U.S. Treasury Money Market Fund	Series of a Delaware statutory trust	State of Delaware
HSBC Prime 60 Money Market Fund	Series of a Delaware statutory trust	State of Delaware
HSBC Emerging Markets Debt Fund	Series of a Delaware statutory trust	State of Delaware
HSBC Total Return Fund	Series of a Delaware statutory trust	State of Delaware
HSBC Frontier Markets Fund	Series of a Delaware statutory trust	State of Delaware
HSBC Asia ex-Japan Smaller Companies Equity Fund	Series of a Delaware statutory trust	State of Delaware
HSBC Global High Yield Bond Fund	Series of a Delaware statutory trust	State of Delaware
HSBC Global High Income Bond Fund	Series of a Delaware statutory trust	State of Delaware
HSBC Global Equity Volatility Focused Fund	Series of a Delaware statutory trust	State of Delaware
HSBC Economic Scale Index Emerging Markets Equity Fund	Series of a Delaware statutory trust	State of Delaware
HSBC Euro High Yield Bond Fund (USD Hedged)	Series of a Delaware statutory trust	State of Delaware
HSBC Opportunity Fund	Series of a Delaware statutory trust	State of Delaware
HSBC Opportunity Fund Class I	Series of a Delaware statutory trust	State of Delaware
HSBC Opportunity Portfolio	Series of a Delaware statutory trust	State of Delaware